SERVICE AGREEMENT

THIS AGREEMENT is made on February 21, 2025

BETWEEN

(1) **VISTEK PTE LTD** (Company Registration No. 200300608D), a company incorporated in Singapore and having its business address at 39 Woodlands Close #08-11, Mega@Woodlands Singapore 737856 and **VISTEK LIMITED** (collectively, the "**Company**"); and

(2) **Ho Teck Hong,** is residing on Blk 359 Yishun Ring Road, #11-1714, Singapore 760359 (the "**Director**").

NOW IT IS AGREED that the Company will employ the Director and the Director will provide his services to the Company on the terms and conditions set out below.

1 DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following terms shall have the following meanings unless inconsistent with the context:

1.1.1 "**Board**" means the board of directors for the time being of VISTEK or any Group Company and includes any committee of the Board duly appointed by it;

1.1.2 "**CPF**" means the Central Provident Fund;

1.1.3 "**Commencement Date**" means the month in which VISTEK is listed on Nasdaq or other listed stocks exchanges or such other date as the parties may agree;

1.1.4 "**Group**" or "**Group Companies**" means VISTEK and its subsidiaries (including the Company) and associated corporations at the relevant time and "**Group Company**" means each or any of the Group Companies;

1.1.5 "**Incapacity**" means any illness or other like cause incapacitating the Director from attending to his duties;

1.1.6 "**Compensation Committee**" means the committee appointed by the Board from time to time for the purpose of reviewing and providing recommendations for the remuneration framework for the directors and key executive officers of the Company and reviewing and recommending specific remuneration packages for each executive director and key executive officer of the Company; and

1.1.7 "**VISTEK**" means VISTEK Limited.

1.1.8 "**S$**" means the lawful currency of Singapore.

1.2 In this Agreement, unless the context requires otherwise:

1.2.1 words importing one gender include all other genders and words importing the singular include the plural and vice versa;

1.2.2 any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it;

1.2.3 the clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation;

1.2.4 any reference to the Director shall if appropriate include his personal representatives; and

1.2.5 references in this Agreement to any Clause, sub-Clause, Schedule or Paragraph without further designation shall be construed as references to the clause, sub-clause, schedule or paragraph of this Agreement so numbered.

1.3 Unless otherwise specified, references to this Agreement or any other document referred to herein shall be construed as references to such document as the same may be amended, varied or supplemented from time to time.

2 TERM OF EMPLOYMENT

2.1 Subject to Clause 2.2 below, the employment of the Director shall commence on the Commencement Date and is for an initial period of three (3) years on the terms and conditions contained herein. Upon the expiry of the initial period of three (3) years, the employment of the Director shall automatically be renewed on a year-to-year basis on the same terms or otherwise on such terms and conditions as the parties may agree in writing.

2.2 Without prejudice to and in addition to Clause 11, the employment of the Director may be terminated by either party giving to the other not less than six (6) months' not[illegible]ing, or in lieu of notice, payment of an amount equivalent to six (6) months' salary based on the Director's last drawn monthly salary. For the avoidance of doubt, no further benefit or compensation is payable by the Company to the Director if the employment is terminated in accordance with the terms of this Agreement.

3 DUTIES

3.1 The Director shall be appointed as an Executive Director of VISTEK, and shall be responsible for the roles under the position as Chairman and Chief Executive Officer of VISTEK.

3.2 Without prejudice to the provisions of Clause 3.1, the Director shall during his employment under this Agreement:

3.2.1 perform the duties and exercise the powers which the Board may from time to time properly assign to him in his capacity as a director in connection with the business of the Group to the best of his skill and ability;

3.2.2 in the absence of any specific directions from the Board (but subject always to the Memorandum and Articles of Association of the Company) have the general control and responsibility for the management of the business of the Group;

3.2.3 do all in his power to promote, develop and extend the business of the Group and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board; and

3.2.4 in pursuance of his duties hereunder perform such services for any Group Company and accept such offices in such Group Company as the Board may from time to time reasonably require.

3.3 The Director shall carry out his duties and exercise his powers jointly with any other executive director(s) appointed by the Board to act jointly with him and the Board may at any time for any period require the Director to cease performing or exercising the said or any duties or powers.

3.4 The Director shall travel to different countries and work in any place and country which the Board may require from time to time in the proper performance and exercise of his duties and powers.

3.5 The Company may second the Director to any other Group Company.

4 OFFICE OF DIRECTOR

During his employment under this Agreement, the Director shall not:

4.1 resign as a director of the Company or any relevant Group Company without due cause; or

4.2 do or refrain from doing any act whereby his office as a director of the Company is or becomes liable to be vacated; or

4.3 do anything that would cause him to be disqualified from continuing to act as a director.

5 REMUNERATION

5.1 The remuneration of the Director shall be as follows:

5.1.1a basic salary at the rate of S$38,200.00 per month with monthly CPF contributions by the Company in accordance with the applicable legislation, regulations and policies from time to time (which is exclusive of any director's fees payable to him under the Articles of Association of the Company) payable in arrears on the last working day of every month;

5.1.2annual wage supplement of S$38,200.00 with CPF contributions by the Company in accordance with the applicable legislation, regulations and policies from time to time payable in arrears on the last working day of financial year; and

5.1.3an incentive bonus according to the scheme set out in the Schedule hereto, payable within one (1) week from the Board's approval of the audited accounts of the Company for the immediate preceding financial year, provided that the Director is under the employment of the Company on the last day of that financial year. Profit before tax ("PBT") means the audited consolidated profit before tax, excluding non-controlling interests and any exceptional or extraordinary items, of the Group. For the avoidance of doubt, the computation of PBT is before the incentive bonus set out.

5.2 The Compensation Committee shall, after the accounts of the Company have been audited, review the Director's compensation on an annual basis and for such review to take effect the day falling one (1) week from the Board's approval of the audited accounts for the immediate preceding financial year. Any increase in the Director's salary shall be subject to the approval of the Compensation Committee and the Board.

5.3 The Compensation Committee may in its absolute discretion, in addition to the salary referred to in Clause 5.1.1, make such other payments, allowances or benefits (including medical benefits) to the Director.

6 EXPENSES

The Company shall by way of reimbursement pay or procure to be paid to the Director all reasonable travelling, hotel and other expenses wholly, exclusively and necessarily incurred by him in or about the performance of his duties under this Agreement, PROVIDED that the Director if so required by the Company provides reasonable evidence of the expenditure in respect of which he claims reimbursement, and that such incursion of expenses be approved in advance.

7 HOLIDAYS

The Director shall (in addition to the usual public and bank holidays) be entitled to 21 days' holiday in each year to be taken at a time or times convenient to the Company.

8 TIME AND ATTENTION

During the continuance of his employment under this Agreement, the Director shall, unless prevented by Incapacity, devote his whole time and attention to the business of the Group and shall not (except as a representative or nominee of any Group Company) without the prior written consent of the Board, except as otherwise agreed to in advance by the Company:

8.1 engage in any other business which is wholly or partly in competition with any business carried on by any Group Company by himself or in partnership, common ownership or as a joint venture with any third party; or

8.2 be concerned or interested in any other business of a similar nature to or competitive with that carried on by any Group Company or which is a supplier or customer of any Group Company in relation to its goods or services,

PROVIDED that nothing in this Clause shall preclude the Director from holding or being otherwise

interested in any shares or other securities of any company which are for the time being quoted on any recognized stock exchange so long as the interest of the Director in such shares or other securities does not extend to five per cent (5%) or more of the total amount of such shares or securities of the same class in each corporation.

9 CONFIDENTIALITY

9.1 The Director is aware that in the course of employment under this Agreement he will have access to and be entrusted with information on the business and finances of the Group and its dealings, transactions and affairs, all of which information is or may be confidential.

9.2 The Director shall not (except in the proper course of his duties) during or after the period of his employment under this Agreement divulge to any person whatever or otherwise make use of (and shall use his best endeavors to prevent the publication or disclosure of) any trade secret or any confidential information concerning the business or finances of the Group or any of its suppliers, agents, distributors or customers.

9.3 All notes and memoranda of any trade secrets or confidential information concerning the business of the Group or any of its suppliers, agents, distributors or customers
which shall be acquired, received or made by the Director during the course of his
employment shall be the property of the Company and shall be surrendered by the Director to someone duly authorized in that behalf at the termination of his employment or at the request of the Board at any time during the course of his employment.

10 TERMINATION OF DIRECTORSHIP

If during his employment under this Agreement the Director shall cease to be a director of the Company (otherwise than by reason of his death, resignation or disqualification pursuant to the Articles of Association of the Company or by statute or court order) his employment shall continue as if it had been in the office of executive manager of the Company and the terms of this Agreement (other than those relating to the holding of office of director) shall continue in full force and effect and the Director shall have no claims against the Company in respect of such cesser.

11 SUMMARY TERMINATION OF EMPLOYMENT

The employment of the Director may be terminated by the Company without notice or payment in lieu of notice:

11.1if the Director is guilty of any gross default or grave misconduct in connection with or affecting the business of the Group; or

11.2in the event of any serious or repeated breach or non-observance by the Director of any of the stipulations contained in this Agreement; or

11.3if in the opinion of the Company, the Director has persistently refused to carry out any reasonable order given by the Company or relevant Group Company to him in the course of his employment or has persistently failed to diligently attend to his duties hereunder; or

11.4if in the opinion of the Company, the Director shall be guilty of conduct likely to bring himself or any Group Company into disrepute; or

11.5if the Director becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

11.6if the Director shall become of unsound mind; or

11.7if the Director commits any act of criminal breach of trust or dishonesty; or

11.8if the Director shall be disqualified to act as a director of any Group Company under any applicable law, regulation or rules of any stock exchange.

12 RESIGNATION FROM DIRECTORSHIPS

Upon the termination by whatever means of his employment under this Agreement:

12.1the Director shall at the request of the Company immediately resign from office as a director of the Company and from all offices held by him in any other Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company without claim for compensation and in the event of his failure so to do the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignation or resignations to the Company; and

12.2the Director shall not without the consent of the Company at any time thereafter represent himself still to be connected with the Company.

13 RECONSTRUCTION OR AMALGAMATION

If the employment of the Director under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Director is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favorable than the terms of this Agreement, then the Director shall have no claim against the Company in respect of the termination of his employment under this Agreement.

14 NON-SOLICITATION

The Director covenants with the Company that he will not for the period of twelve (12) months after ceasing to be employed under this Agreement in connection with the carrying on of any business similar to or in competition with the business of the Group on his own behalf or on behalf of any person, firm or company directly or indirectly:

14.1seek to do business with any person, firm or company who has at any time during the twelve (12) months immediately preceding such cesser done business with any Group Company; or

14.2endeavor to entice away from any Group Company any person who has at any time during the twelve (12) months immediately preceding such cesser been employed or engaged by the Group Company,

PROVIDED that nothing in this Clause shall prohibit the doing of business not relating or similar to the business of the Group.

15 NON-COMPETITION

The Director covenants with the Company that he will not within Singapore or any country which the Group has operations in or carried on business at the time of the termination of this Agreement, for the period of twelve (12) months after ceasing to be employed under this Agreement either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company, directly or indirectly, carry on or be engaged in any activity or business which shall be in competition with the business of the Group.

16 NOTICES

Notices may be given by either party by letter addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Director) his last known address and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted.

17 CONTINUING EFFECT

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

18 AGREEMENT PREVAILS

This Agreement supersedes all previous agreements and arrangements relating to the appointment and/or employment of the Director by the Company (which shall be deemed to have been terminated by mutual consent).

19 PARTIAL INVALIDITY

In case any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provisions of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

20 LEGAL COSTS

All costs and expenses including but not limited to the legal fees incurred in connection with the preparation of this Agreement shall be payable by the Company.

21 THIRD PARTY RIGHTS

Save as expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce any term of this Agreement.

22 GOVERNING LAW

This Agreement shall be governed by the laws of Singapore and each of the parties hereto submits to the exclusive jurisdiction of the courts of Singapore.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above stated.

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SCHEDULE

The Company shall pay the Director an incentive bonus according to the following:

Profit before tax (PBT) of VISTEK LIMITED	Amount of incentive bonus
Where the PBT below S$1.5 million	Nil%
Where the PBT exceeds S$1.5 million but does not exceed S$2 million	5% on the PBT amount above S$1.5 million but below than S$2 million
Where the PBT exceeds S$2 million but does not exceed S$3 million	5% on the PBT amount above S$1.5 million but below than S$2 million, plus 7.5% on the PBT amount above S$2 million but below than S$3 million
Where the PBT exceeds S$3 million	5% on the PBT amount above S$1.5 million but below than S$2 million, plus 7.5% on the PBT amount above S$2 million but below than S$3 million plus 10% on the PBT amount above of S$3 million

The Company

VISTEK PTE LTD

/s/ Vivian Teo Jer Neng

Name: Vivian Teo Jer Neng
Designation: Director

The Director

Ho Teck Hong

/s/ Ho Teck Hong